Exhibit 99.15

Ferrellgas, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

As of April 30, 2010 and July 31, 2009

FERRELLGAS, INC. AND SUBSIDIARIES

Table of Contents

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

Page

Condensed Consolidated Balance Sheets — April 30, 2010 and July 31, 2009	1

Notes to Condensed Consolidated Balance Sheets	2

FERRELLGAS, INC. AND SUBSIDIARIES

(a wholly-owned subsidiary of Ferrell Companies, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	April 30,	July 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$11,658	$8,051
Accounts and notes receivable, net	135,872	106,910
Inventories	139,540	129,808
Prepaid expenses and other current assets	18,697	15,040
Total current assets	305,767	259,809

Property, plant and equipment, net	707,061	710,182
Goodwill	483,147	483,147
Intangible assets, net	226,400	212,037
Other assets, net	37,817	18,651
Total assets	$1,760,192	$1,683,826

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accounts payable	$70,540	$49,337
Short-term borrowings	32,847	66,159
Other current liabilities	93,015	108,939
Total current liabilities	196,402	224,435

Long-term debt	1,104,059	1,010,073
Deferred income taxes	648	2,718
Other liabilities	21,345	17,477
Contingencies and commitments (Note G)	—	—

Stockholder’s equity:
Common stock, $1 par value; 10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	23,443	22,422
Note receivable from parent	(144,693)	(144,909)
Retained earnings	35,204	37,371
Accumulated other comprehensive loss	(1,084)	(1,194)
Total Ferrellgas, Inc. stockholder’s deficiency	(87,129)	(86,309)
Parent investment in subsidiary	126,441	130,952
Noncontrolling interest	398,426	384,480
Total stockholder’s equity	437,738	429,123
Total liabilities and stockholder’s equity	$1,760,192	$1,683,826

See notes to condensed consolidated balance sheets.

FERRELLGAS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEETS

April 30, 2010

(Dollars in thousands, unless otherwise designated)

(unaudited)

A.            Organization and formation

The accompanying condensed consolidated balance sheets and related notes present the condensed consolidated financial position of Ferrellgas, Inc. (the “Company”) and its subsidiaries, which include its general partnership interest in both Ferrellgas Partners, L.P. (“Ferrellgas Partners”) and Ferrellgas, L.P. (the “operating partnership”). The Company is a wholly-owned subsidiary of Ferrell Companies, Inc. (“Ferrell” or the “Parent”).

The condensed consolidated balance sheets of the Company reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the interim periods presented. All adjustments to the condensed consolidated balance sheets were of a normal, recurring nature. The information included in this Report should be read in conjunction with the consolidated financial statements and accompanying notes as set forth in the Company’s consolidated financial statements for fiscal 2009.

B.    Summary of significant accounting policies

(1) Nature of operations:

The Company is a holding entity that conducts no operations and has three subsidiaries, Ferrellgas Partners, the operating partnership and Ferrellgas Acquisitions Company, LLC (“Ferrellgas Acquisitions Company”).

The Company owns a 1% general partner interest in Ferrellgas Partners and an approximate 1% general partner interest in the operating partnership. The operating partnership is the only operating subsidiary of Ferrellgas Partners. The Company owns a 100% equity interest in Ferrellgas Acquisitions Company. Limited operations are conducted by or through Ferrellgas Acquisitions Company, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas Partners. The operating partnership is engaged primarily in the distribution of propane and related equipment and supplies in the United States. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. The operating partnership serves approximately one million residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia and Puerto Rico.

(2) Accounting estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates. Significant estimates impacting the condensed consolidated financial statements include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, capitalization of customer tank installation costs, amortization methods of intangible assets, valuation methods used to value sales returns and allowances, allowance for doubtful accounts, financial derivative contracts and stock and unit-based compensation calculations.

(3) Accounts receivable securitization:

The Company has agreements to transfer, on an ongoing basis, a portion of its trade accounts receivable through Ferrellgas Receivables, LLC (“Ferrellgas Receivables”), an entity that maintains an accounts receivable securitization facility that is a wholly-owned unconsolidated special purpose entity. The operating partnership retains servicing responsibilities as well as a retained interest in the transferred receivables. The operating partnership also holds a note receivable from Ferrellgas Receivables to the extent that expected cash proceeds from the sales of accounts receivable to Ferrellgas Receivables have not been received. The operating partnership has no other continuing involvement with the transferred receivables, other than servicing the receivables. The related receivables are transferred from the condensed consolidated balance sheets and a retained interest and note receivable are recorded for the amount of receivables sold in excess of cash received and a related loss on the transfer is recorded, which represents the discount on the sale. The retained interest and note receivable are included in “Accounts and notes receivable, net” in the condensed consolidated balance sheets. See (4) New accounting standards — Transfers of financial assets and variable interest entities — below regarding a new accounting standard for financial asset transfers effective August 1, 2010.

The Company determines the fair value of its retained interest and note receivable based on the present value of future expected cash flows using management’s best estimates of various factors, including credit loss experience and discount rates commensurate with the risks involved. These assumptions are updated periodically based on actual results; therefore, the estimated credit loss and discount rates utilized are materially consistent with historical performance. Due to the short-term nature of the Company’s trade receivables, variations in the credit and discount assumptions would not significantly impact the fair value of the retained interests and note receivable. See Note D — Accounts and notes receivable, net and accounts receivable securitization — for further discussion of these transactions.

(4) New accounting standards:

Transfers of Financial Assets and Variable Interest Entities

In June 2009, the Financial Accounting Standards Board (“FASB”) issued two amendments to existing GAAP, one of which eliminates the concept of a qualifying special-purpose-entity (QSPEs). The second amends guidance applicable to variable interest entities (VIEs). The provisions of these amendments have eliminated the QSPE status and have required the Company to evaluate all VIE’s to determine whether they must be consolidated effective August 1, 2010. As a result of the amendments, beginning August 1, 2010, Ferrellgas Receivables will be accounted for as a consolidated subsidiary and $108.9 million of trade receivables and a corresponding short-term secured liability will be recorded on the Company’s condensed consolidated balance sheets. Upon adoption the Company does not expect an impact from the short-term secured liability on any debt covenant agreements.

FASB Codification

In June 2009, the FASB approved its Accounting Standards Codification (“Codification”) as the exclusive authoritative reference for U.S. GAAP for SEC registrants. The Codification, which changes the referencing of accounting standards, is effective for interim and annual reporting periods ending after September 15, 2009. The adoption of the Codification effective August 1, 2009 did not have a significant impact on the Company’s financial position.

Business Combinations

In December 2007, the FASB issued guidance that establishes principles and requirements for how the acquirer in a business combination recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, how the acquirer recognizes and measures goodwill or a gain from a bargain purchase (formerly negative goodwill) and how the acquirer determines what information to disclose. This guidance is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this guidance effective August 1, 2009 did not have a significant impact on the Company’s financial position.

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued guidance that establishes accounting and reporting standards for the noncontrolling interest (formerly minority interest) in a subsidiary and for the deconsolidation of a subsidiary and it clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity. This guidance is effective for annual reporting periods, and interim reporting periods within those annual reporting periods, beginning on or after December 15, 2008. The Company adopted this guidance effective August 1, 2009 and updated the condensed consolidated balance sheets accordingly.

C.   Supplemental balance sheet information

Inventories consist of the following:

	April 30,	July 31,
	2010	2009
Propane gas and related products	$119,761	$109,606
Appliances, parts and supplies	19,779	20,202
Inventories	$139,540	$129,808

In addition to inventories on hand, the Company enters into contracts primarily to buy propane for supply procurement purposes. Most of these contracts have terms of less than one year and call for payment based on market prices at the date of delivery. All supply procurement fixed price contracts have terms of fewer than 24 months. As of April 30, 2010, the Company had committed, for supply procurement purposes, to take net delivery of approximately 24.2 million gallons of propane at fixed prices.

Other current liabilities consist of the following:

	April 30,	July 31,
	2010	2009
Accrued interest	$20,340	$19,719
Accrued payroll	16,513	23,395
Customer deposits and advances	17,608	23,115
Other	38,554	42,710
Other current liabilities	$93,015	$108,939

D.   Accounts and notes receivable, net and accounts receivable securitization

Accounts and notes receivable, net consist of the following:

	April 30,	July 31,
	2010	2009
Accounts receivable	$65,000	$33,903
Note receivable from Ferrellgas Receivables	46,285	52,038
Retained interest	29,022	24,979
Other	260	284
Less: Allowance for doubtful accounts	(4,695)	(4,294)
Accounts and notes receivable, net	$135,872	$106,910

During April 2010, the Company executed a new accounts receivable securitization facility with Wells Fargo Bank, N.A., Fifth Third Bank and BNP Paribas. This new accounts receivable securitization facility has $145.0 million of capacity, matures on April 4, 2013 and replaces the Company’s previous 364-day facility which was to expire on April 14, 2010. As part of this new facility, the Company transfers a portion of its trade accounts receivable to Ferrellgas Receivables, which finances its acquisition of the trade receivable assets by issuing beneficial interests in (securitizing) the receivables to a commercial paper conduit for proceeds of up to $145.0 million. The Company does not provide any guarantee or similar support to the collectability of these receivables. The Company structured the facility using a wholly-owned, unconsolidated special purpose entity in order to facilitate the transaction while complying with the Company’s various debt covenants. If the covenants are compromised, funding from the facility could be restricted or suspended, or its costs could increase. As a servicer, the operating partnership remits daily to this special purpose entity funds collected on the trade receivables held by Ferrellgas Receivables.

The Company transfers a portion of its trade accounts receivable to Ferrellgas Receivables and retains an interest and a note receivable related to these transferred receivables. As these transferred receivables are subsequently collected, the funding from the accounts receivable securitization facility is reduced. Ferrellgas Receivables recorded the following on its balance sheet:

	April 30,	July 31,
	2010	2009
Trade accounts receivable transferred from the operating partnership	$164,905	$118,982

Note payable to the operating partnership	46,285	52,038

The Company’s condensed consolidated balance sheets do not include trade accounts receivables transferred, but do include a note receivable from Ferrellgas Receivables which represents expected cash proceeds from the sale of accounts receivable to Ferrellgas Receivables that have not yet been received. As of April 30, 2010, the Company had received proceeds from trade accounts receivable sales of $86.0 million with the ability to receive proceeds of an additional $15.0 million. See Note B — Summary of significant accounting policies — “(4) New accounting standards” regarding a new accounting standard for financial asset transfers effective August 1, 2010.

The weighted average discount rate used to value the retained interest in the transferred receivables was 3.4% and 3.6% as of April 30, 2010 and July 31, 2009, respectively.

E.   Debt

Short-term borrowings

The Company classified a portion of its credit facility borrowings as short-term because it was used to fund working capital needs that management had intended to pay down within the 12 month period following each balance sheet date. As of April 30, 2010 and July 31, 2009, $32.8 million and $66.2 million, respectively, were classified as short-term borrowings. For further discussion see the secured credit facility section below.

Long-term debt

Long-term debt consists of the following:

	April 30,	July 31,
	2010	2009
Senior notes
Fixed rate, 6.75% due 2014, net of unamortized discount of $23,137 and $26,458 at April 30, 2010 and July 31, 2009, respectively	$426,863	$423,542
Fixed rate, 9.125%, due 2017, net of unamortized discount of $3,964	296,036	—
Fixed rate, 8.625%, due 2020	280,000	—
Fixed rate, 8.75%, due 2012, net of unamortized premium of $77 and $1,091 at April 30, 2010 and July 31, 2009, respectively	34,180	269,091
Fixed rate, Series D-E, ranging from 7.24% to 7.42% due 2010-2013	—	152,000
Fixed rate, Series C, 8.87%, due 2009	—	73,000

Credit facility
Secured, variable interest rate, expiring 2012 (net of $32.8 million classified as short-term borrowings)	59,653	—
Unsecured, variable interest rate, expiring 2010 (net of $66.2 million classified as short-term borrowings)	—	88,541

Notes payable, 9.5% and 8.4% weighted average interest rate at April 30, 2010 and July 31, 2009, respectively, due 2010 to 2016, net of unamortized discount of $3,224 and $1,301 at April 30, 2010 and July 31, 2009, respectively	9,706	5,321
	1,106,438	1,011,495
Less: current portion, included in other current liabilities on the condensed consolidated balance sheets	2,379	1,422
Long-term debt	$1,104,059	$1,010,073

Senior notes

During August 2009, the Company made scheduled principal payments of $73.0 million on the 8.87% Series C senior notes.

During September 2009, the Company issued $300.0 million in aggregate principal amount of new 9.125% senior notes due 2017 at an offering price equal to 98.6% of par with the proceeds used to fund the October 2009 note payments discussed below and to reduce borrowings on the unsecured credit facility due April 2010.

During October 2009, the Company prepaid the outstanding principal amount on its $82.0 million 7.24% series D notes due August 1, 2010 and its $70.0 million 7.42% series E notes due August 1, 2013 and the related prepayment premiums of $17.3 million.

During April 2010, Ferrellgas Partners completed a public offering of $280.0 million in aggregate principal amount of new 8.625% senior unsecured notes due 2020. Ferrellgas Partners applied the net proceeds of approximately $273.4 million to a cash tender offer to purchase any and all of its 8.75% senior notes due 2012 and to redeem any such notes that remain outstanding after April 30, 2010. As of April 30, 2010, Ferrellgas Partners had purchased $233.9 million of the senior notes pursuant to the cash tender offer. Ferrellgas Partners contributed $30.5 million of the remaining proceeds to the operating partnership to pay down borrowings on the secured credit facility.

Secured credit facility

During November 2009, the Company closed on a new secured credit facility that provides $400.0 million in revolving credit for loans and has a $200.0 million sublimit for letters of credit. This secured credit facility replaced the operating partnership’s unsecured credit facility due April 2010 and will mature in November 2012.

The secured credit facility contains various affirmative and negative covenants and default provisions, as well as requirements with respect to the maintenance of specified financial ratios and limitations on the making of loans and investments.

As of April 30, 2010, the Company had total borrowings outstanding under this secured credit facility due November 2012 of $92.5 million, of which $59.7 million was classified as long-term debt.

Borrowings under the secured credit facility due November 2012 had a weighted average interest rate of 4.63% at April 30, 2010. All borrowings under the facility bear interest, at the Company’s option, at a rate equal to either:

•            for Base Rate Loans or Swing Line Loans, the Base Rate, which is defined as the higher of i) the federal funds rate plus 0.50%, ii) Bank of America’s prime rate; or iii) the Eurodollar Rate plus 1%; plus a margin varying from 2.50% to 3.25% (as of April 30, 2010, the margin was 3.00%); or

•            for Eurodollar Rate Loans, the Eurodollar Rate, which is defined as the LIBOR Rate plus a margin varying from 3.50% to 4.25% (as of April 30, 2010, the margin was 4.00%).

As of April 30, 2010, the federal funds rate and Bank of America’s prime rate were 0.20% and 3.25%, respectively. As of April 30, 2010, the one-month and three-month Eurodollar Rates were 0.30% and 0.40%, respectively.

In addition, an annual commitment fee is payable at a per annum rate of 0.50% times the actual daily amount by which the facility exceeds the sum of (i) the outstanding amount of revolving credit loans and (ii) the outstanding amount of letter of credit obligations.

The obligations under this secured credit facility are secured by substantially all assets of the operating partnership, the Company and certain subsidiaries of the operating partnership but specifically excluding (a) assets that are subject to the operating partnership’s receivables securitization facility, (b) the Company’s equity interest in Ferrellgas Partners and (c) equity interest in certain unrestricted subsidiaries. Such obligations are also guaranteed by the Company and certain subsidiaries of the operating partnership.

Letters of credit outstanding at April 30, 2010 totaled $47.1 million and were used primarily to secure insurance arrangements and to a lesser extent, product purchases. Letters of credit outstanding at July 31, 2009 totaled $44.4 million and were used primarily to secure insurance arrangements and to a lesser extent, product purchases. At April 30, 2010, the Company had available letter of credit remaining capacity of $152.9 million. At July 31, 2009, the Company had available letter of credit remaining capacity of $105.6 million.

F.  Derivatives

Commodity Price Risk Management

The Company’s risk management activities primarily attempt to mitigate price risks related to the purchase, storage, transport and sale of propane generally in the contract and spot markets from major domestic energy companies on a short-term basis. The Company attempts to mitigate these price risks through the use of financial derivative instruments and forward propane purchase and sales contracts.

The Company’s risk management strategy involves taking positions in the forward or financial markets that are equal and opposite to the Company’s positions in the physical products market in order to minimize the risk of financial loss from an adverse price change. This risk management strategy is successful when the Company’s gains or losses in the physical product markets are offset by its losses or gains in the forward or financial markets. These financial derivatives are designated as cash flow hedges.

The Company’s risk management activities include the use of financial derivative instruments including, but not limited to, price swaps, options, futures and basis swaps to seek protection from adverse price movements and to minimize potential losses. The Company enters into these financial derivative instruments directly with third parties in the over-the-counter market and with brokers who are clearing members with the New York Mercantile Exchange. The Company also enters into forward propane purchase and sales contracts with counterparties. These forward contracts qualify for the normal purchase normal sales exception within GAAP guidance and are therefore not recorded by the Company prior to settlement.

Cash Flow Hedging Activity

The Company uses financial derivative instruments for risk management purposes to hedge a portion of its exposure to market fluctuations in propane prices. These financial derivative instruments are designated as cash flow hedging instruments, thus the effective portions of changes in the fair value of the financial derivatives are recorded in OCI prior to settlement. The effectiveness of cash flow hedges is evaluated at inception and on an on-going basis.

The fair value of the financial derivative instruments below are included within “Prepaid expenses and other current assets” and “Other current liabilities” on the condensed consolidated balance sheets:

	April 30, 2010	July 31, 2009
Derivatives — Price risk management assets	$4,595	$3,391
Derivatives — Price risk management liabilities	87	4,380

As of April 30, 2010, the Company had financial derivative contracts covering 0.8 million barrels of propane that were entered into as cash flow hedges of forward and forecasted purchases of propane.

During the nine months ended April 30, 2010 and 2009, the Company neither held nor entered into financial derivative contracts that contained credit risk related contingency features.

In accordance with GAAP, the Company determines the fair value of its assets and liabilities subject to fair value measurement by using the highest possible “Level” as defined within the GAAP hierarchy. The three levels defined by the GAAP hierarchy are as follows:

•                  Level 1 — Quoted prices available in active markets for identical assets or liabilities.

•                  Level 2 — Pricing inputs not quoted in active markets but either directly or indirectly observable.

•                  Level 3 — Significant inputs to pricing that have little or no transparency with inputs requiring significant management judgment or estimation.

The Company considers over-the-counter derivative instruments entered into directly with third parties as Level 2 valuation since the values of these derivatives are quoted by third party brokers and are on an exchange for similar transactions. The market prices used to value the Company’s derivatives have been determined using independent third party prices, readily available market information, broker quotes, and appropriate valuation techniques.

At April 30, 2010 and July 31, 2009, all derivative assets and liabilities qualified for classification as Level 2 - other observable inputs as defined by the GAAP hierarchy. All financial derivatives assets and liabilities were non-trading positions.

G.   Contingencies

The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the condensed consolidated financial condition of the Company.

The Company has been named as a defendant in lawsuits filed in multiple federal and state courts that seek to certify nationwide or statewide classes related to its Blue Rhino branded propane tank exchange activities. The plaintiffs in each case generally allege that the Company failed to inform consumers of the amount of propane contained in propane tanks they purchased and that the

Company violated anti-trust laws by allegedly conspiring with a competitor. The federal cases have been coordinated for multidistrict treatment in the United States District Court for the Western District of Missouri. Based on the Company’s business and consumer notification practices in its Blue Rhino tank exchange operations, the Company believes that all of these claims are without merit and intends to defend the claims vigorously.

H.   Subsequent events

The Company has evaluated events and transactions occurring after the balance sheet date through the date the Company’s condensed consolidated balance sheets were issued, and concluded that, other than the event described below, there were no events or transactions occurring during this period that required recognition or disclosure in its condensed consolidated balance sheets.

During June 2010, Ferrellgas Partners redeemed at par the entire $34.1 million outstanding principal amount of the 8.75% senior notes due 2012.